EXHIBIT 99.4
PENRECO ACQUISITION

Overview of the Acquisition

On October 19, 2007 we executed a definitive purchase and sale agreement to purchase 100% of the partnership interests of Penreco for an aggregate purchase price of approximately $267 million, including a purchase price adjustment currently estimated to be approximately $27 million. Penreco markets a wide variety of specialty petroleum products including white mineral oils, petrolatums, solvents, gelled hydrocarbons (gels), naphthenic base oils (inkols), cable products and natural petroleum sulfonates. These products are sold to manufacturers that produce end products sold primarily in the cosmetic, pharmaceutical, food and household product industries and for various industrial applications. Penreco operates two specialty hydrocarbon processing facilities located in Karns City, Pennsylvania and Dickinson, Texas. The acquisition is expected to close in late 2007.

We believe that the Penreco acquisition will provide several key strategic benefits. The acquisition provides market synergies within our solvents and process oil product lines. It also gives us additional operational and logistics flexibility. Furthermore, the acquisition broadens our customer base and gives us access to new markets, which could allow us to upgrade margins on our current products.

You should carefully review the audited financial statements for Penreco and the pro forma condensed consolidate financial information contained in our current report on Form 8-K, which we filed on November 8, 2007.

Acquisition Funding

We intend to fund the estimated $267 million purchase price for the Penreco acquisition and related fees and expenses with:

•	$44 million of net proceeds from this offering; and

•	$223 million of borrowings under our new senior secured first lien credit facility.

The closing of this offering is not contingent upon the closing of the Penreco acquisition. Accordingly, if you decide to purchase common units from us, you should be willing to do so whether or not we complete the Penreco acquisition.

Overview of Penreco

History

Penreco was formed in 1997 by Pennzoil Products Company, and Conoco Inc., a predecessor to ConocoPhillips Company. In 2001, Pennzoil Products Company sold its 50% interest to M.E. Zukerman Specialty Oil Company. The businesses contributed by the two founding companies have over 125 years of operating history and have been and continue to be a leading producer of high quality, specialty hydrocarbon products. Penreco has two operating facilities and seven major specialty product lines which serve a variety of industries. The company also has several long-term feedstock supply agreements with reputable suppliers. For a discussion of these supply agreements, please read “— Penreco feedstocks and related contracts.”

Description of operating assets

Penreco’s operating assets consist of:

•	Karns City, Pennsylvania plant. The Karns City, Pennsylvania plant is located 50 miles north of Pittsburgh, Pennsylvania and has the capacity to process approximately 5,500 bpd of base oils to produce white mineral oils, petrolatums, solvents, gelled hydrocarbons, cable fillers, and natural petroleum sulfonates. The plant has six major processes including hydrotreating, acid treating, bender treating, fractionation, filtering, and blending. This plant has approximately 130 employees covered by a collective bargaining agreement with United Steel Workers that will expire in January 2009.

•	Dickinson, Texas plant. The Dickinson, Texas plant is located 30 miles south of Houston, Texas and has the capacity to process approximately 1,300 bpd of base oils to produce white mineral oils, compressor lubricants, and natural petroleum sulfonates. The plant has three major processes including acid treating, filtering, and blending. This plant has approximately 20 employees covered by a collective bargaining agreement with the International Union of Operating Engineers that will expire in March 2010.

Summary of Penreco product lines

The following table contains Penreco’s primary product lines as well as typical product applications:

Product Line	Typical Application

White Mineral Oils	Cosmetics, creams, lotions, personal care, plastics, baby oils, textile lubricants, grain dedust
Petrolatums	Cosmetics, toiletries, personal care, pharmaceuticals, petroleum jelly, food coatings
Solvents	Printing inks, aluminum rolling oils, cleaning products, drilling fluids, water treating
Gels	Cosmetics, candles, consumer products
Inkols	Printing ink
Cable Filler Products	Copper cable filler
Natural Petroleum Sulfonates	Surfactants, rust inhibitors

These products are complementary to our current product lines as many of them utilize feedstocks that have been supplied by our current facilities at times. These products are sold to manufacturers that produce end-products sold primarily in the cosmetic, pharmaceutical, food and household product industries and for various industrial applications.

Penreco competitors

Penreco faces competition from a combination of large, integrated petroleum companies and independent refiners. These competitors may have greater flexibility in responding to or absorbing market changes occurring in one or more of the following product lines.

White Mineral Oils:  Primary competitors include Sonneborn Refined Products, Inc., Petro-Canada, and ExxonMobil.

Petrolatums:  Primary competitors include Sonneborn Refined Products, Inc. and ExxonMobil.

Solvents:  Primary competitors include ExxonMobil, ChevronPhillips, Sasol, Shell and Citgo.

Inkols:  Primary competitors include Ergon Refining, Inc.

Cable Filler Products:  Primary competitors include Sonneborn Refined Products, Inc.

Sulfonates:  Primary competitors include Chemtura.

Penreco customers

Penreco has a diversified customer base in a variety of industries ranging from pharmaceuticals to industrial solvents. Most of these customers are long-term customers who use Penreco’s products in specialty applications, which have high barriers to entry and high costs of conversion. We have existing relationships with some of Penreco’s customers for various products. We intend to better serve these customers with the additional products Penreco is able to produce.

Penreco feedstocks and related contracts

Penreco’s primary feedstocks include lubricating base oils, kerosene, diesel, unrefined petrolatum, and waxes. These feedstocks are purchased in a variety of grades and specifications depending on the requirements of the finished product. In 2006, Penreco purchased approximately 60% of its feedstocks from ConocoPhillips.

We will enter into a number of long-term supply and other agreements at closing. These agreements include:

•	noncompetition agreements with ConocoPhillips and Zukerman that will restrict, for a period of five years after the close of the acquisition and subject to certain exclusions, ConocoPhillips, Zukerman and any of their respective affiliates from engaging in the business of marketing, manufacturing or distributing certain products that Penreco currently produces worldwide and from employing certain employees of Penreco;

•	a base oil feedstock purchase agreement with ConocoPhillips, under which ConocoPhillips will supply us with a minimum volume of base oil used to produce white mineral oils for approximately three years at pricing based on established market indices less a pricing differential;

•	integrated feedstock purchase agreement and refinery unit operating agreement with ConocoPhillips related to the production and supply to us specialty solvents produced at their Lake Charles, LA facility at pricing based on established market indices and under which ConocoPhillips must meet minimum supply targets or pay a per gallon fee for the volume shortfall during the first five years of the ten-year term of such agreements; and

•	a hydrodewaxed diesel feedstock purchase agreement with ConocoPhillips, under which ConocoPhillips will supply, for approximately ten years, us with a minimum volume of hydrodewaxed diesel used to manufacture specialty solvents at pricing based on established market indices.

In addition, Penreco has a toll processing agreement with South Hampton Refining Co. to process approximately 1,600 bpd of solvents. The feedstock for these products is supplied through a long-term purchase agreement.

Penreco employees

Penreco currently has approximately 290 employees. Approximately 160 of Penreco’s employees are represented under collective bargaining agreements. Penreco has a collective bargaining agreement with the United Steel Workers at the Karns City, Pennsylvania plant, which extends through January

2009. The Dickinson, Texas plant has a collective bargaining agreement with the International Union of Operating Engineers (IUOE) local 564, which extends through March 2010.

Penreco purchase and sale agreement summary

The following list is a brief summary of the key terms and provisions of the purchase and sale agreement. Please refer to the Form 8-K filed by us on October 22, 2007, and incorporated by reference into this prospectus supplement for the entire agreement.

•	Under the purchase and sale agreement, each Seller will sell to us a 50% general partner interest in Penreco.

•	We will assume the tolling agreement described above.

•	We will enter into the supply contracts and noncompete agreements described above.

•	All of Penreco’s right, title and interest in its assets used in connection with trucking operations at Karns City, Pennsylvania will be conveyed to a third party purchaser. If no such third party purchaser is identified prior to closing, we will purchase such assets. Penreco will indemnify the purchaser of such assets against any unavoidable employee costs related to the sale.

•	The purchase and sale agreement contains customary representations and warranties, including those relating to the Sellers’ authority to transfer their interests in Penreco; the authority of the parties to enter into the agreement; the absence of litigation impacting the parties’ abilities to perform their obligations under the agreement; the absence of any outstanding rights or options requiring Penreco to issue any additional equity interests; that Penreco’s financial position is presented fairly in all material respects in the audited financial statements included in the schedules to the agreement; tax matters; good title and valid lease or license for all of the assets related to Penreco’s business; labor matters; employee benefits matters; environmental liabilities; patents and trademarks; the possession and effectiveness of all requisite permits; and the sufficiency of our underwritten financing commitment.

•	The Penreco acquisition is structured as a purchase of the partnership interests of Penreco rather than its assets. As a result, we are assuming certain liabilities of Penreco, including unknown and contingent liabilities. The agreement contains limited indemnification provisions relating to certain of these liabilities. The agreement requires the Sellers to indemnify us against any tax claim related to a period prior to the closing. Each of the Sellers will also indemnify us against claims arising from: a breach of the Sellers’ representations and warranties; a Seller’s failure to perform its obligations under the agreement; certain disagreements under the collective bargaining agreements; certain of Penreco’s benefit and incentive plans; and environmental claims relating to the assets of Penreco that will not be conveyed to us at the closing. Each Seller’s liability is limited to 50% of our loss. Each Seller’s indemnification obligations are generally subject to a limit of $2.0 million and a deductible of $1.0 million per claim, or $10.0 million for all claims in the aggregate. Each Seller’s indemnification obligations for matters arising between signing and closing are subject to a limit of $5.0 million and a deductible of $0.5 million. We have agreed to indemnify the Sellers against liabilities resulting from any breach of our representations and warranties or our failure to perform our obligations under the agreement. We have also agreed to indemnify the Sellers against any indebtedness in their respective capacities as general partners of Penreco.

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